Exhibit 2(k)(1)(v)

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Third Amendment”) is made as of July 20, 2015, by and among VOYA PRIME RATE TRUST (f/k/a ING Prime Rate Trust), a Massachusetts business trust (the “Borrower”), and lending institutions party hereto and identified as “Lenders” in the Credit Agreement (as hereinafter defined) (the “Lenders”) and State Street Bank and Trust Company in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), amending certain provisions of that certain Credit Agreement dated as of July 23, 2012 (as amended and in effect from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders, the Administrative Agent and State Street Bank and Trust Company as Swing Line Lender (as such term is defined in the Credit Agreement). Terms not otherwise defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Lenders desire to amend certain provisions of the Credit Agreement, all as provided more fully herein below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.  Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)           The definitions of “Applicable Rate”, “Base Rate”, “Eurodollar Base Rate”, “Interest Payment Date”, “Maturity Date” and “Type” contained in Section 1.01 of the Credit Agreement are each hereby amended by deleting each such definition in its entirety and restating it as follows:

“Applicable Rate” means (a) with respect to Revolving Loans (i) that are Eurodollar Rate Loans or Overnight Loans, 0.90% per annum and (ii) that are Base Rate Loans, 0.00% per annum and (b) with respect to Swing Line Loans, 0.90% per annum.

“Base Rate” means for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 1.00%; (b) the rate of interest in effect for such day as publicly announced from time to time by State Street Bank as its “prime rate”; and (c) the One Month LIBOR Rate for such day plus 1.0%. The “prime rate” is a rate set by State Street Bank based upon various factors including State Street Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by State Street Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Eurodollar Base Rate” means with respect to any Eurodollar Rate Loan for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two London Banking Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that (i) in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Eurodollar Base Rate” with respect to such Eurodollar Rate Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period and (ii) if the Eurdollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement, and, provided further that in the event such day is not a London Banking Day, then the Eurodollar Base Rate shall be such rate as in effect on the immediately preceding London Banking Day.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan and Overnight Loan, the fifteenth day of each April, July, October and January, in each case with respect to the calendar quarter period then most recently ended and the Maturity Date; and (c) as to any Swing Line Loan, on the fifteenth day of each calendar month, in each case with respect to the calendar month then most recently ended and the Maturity Date.

“Maturity Date” means July 18, 2016.

“Type” means, with respect to any Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan, an Overnight Loan or a Swing Line Loan.

(b)           The definitions of “Overnight LIBOR Loan”, “Overnight LIBOR Loan Sublimit”, and “Overnight LIBOR Rate” contained in Section 1.01 of the Credit Agreement are each hereby deleted in their entirety.

(c)           Section 1.01 is further amended by inserting the following definitions in the appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption.

“Available Borrowing Amount” means, as of any day, the portion (expressed as a percentage) of the Aggregate Commitment Amount which is available to be borrowed on such date, provided, solely for purposes of calculating the Available Borrowing Amount for determining the Commitment Fee (and for no other reason), to the extent one or more of the conditions in Article IV is not met, the Aggregate Commitment Amount shall still be considered to be available to be borrowed.

“One Month LIBOR Rate” means, as of any day, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one month, provided that (i) in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “One Month LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a one-month term are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, and (ii) if the One Month LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement, provided further that in the event such day is not a London Banking Day, then the One Month LIBOR Rate shall be such rate as in effect on the immediately preceding London Banking Day.

“Overnight Loan” means a Loan that bears interest at a rate based on the Overnight Rate.

“Overnight Loan Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Commitments. The Overnight Loan Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Overnight Rate” means the higher of (a) the One Month LIBOR Rate and (b) the overnight Federal Funds Rate, in each case as in effect from time to time.

§2.  Amendment to Section 2.07 of the Credit Agreement. Section 2.07(a) of the Credit Agreement is hereby amended by deleting Section 2.07(a) in its entirety and restating it as follows:

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Overnight Rate plus the Applicable Rate and (iv) each Overnight Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Overnight Rate plus the Applicable Rate.

§3.  Amendment to Section 2.08 of the Credit Agreement. Section 2.08(a) of the Credit Agreement is hereby amended by deleting Section 2.08(a) in its entirety and restating it as follows:

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) for any day on which the actual Available Borrowing Amount is less than 25%, (x) 0.15% times (y) the actual daily amount by which the Aggregate Revolving Commitments exceed the Outstanding Amount of Revolving Loans, subject to adjustment as provided in Section 2.14; and (ii) for any day on which the actual Available Borrowing Amount is equal to or greater than 25%, (x) 0.25% times (y) the actual daily amount by which the Aggregate Revolving Commitments exceed the Outstanding Amount of Revolving Loans, subject to adjustment as provided in Section 2.14. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifteenth day of each April, July, October and January, in each case with respect to the calendar quarter period then most recently ended, commencing on the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

§4.  Amendment to Section 2.11 of Credit Agreement. Section 2.11(a) of the Credit Agreement is hereby amended by inserting immediately after the end of Section 2.11(a), the following sentences: “The Borrower hereby authorizes and irrevocably directs the Administrative Agent, at the Administrative Agent’s option at any time upon and following the due date for payment of any amounts under this Agreement or the other Loan Documents, and without any further notice to or consent of the Borrower, to debit any account of the Borrower with the Administrative Agent or the Custodian and apply amounts so debited toward the payment of any such amounts due and owing hereunder or under the other Loan Documents. Notwithstanding such authorization and direction, the Borrower further acknowledges and agrees that (i) the Administrative Agent shall have no obligation to so debit any such account and shall have no liability whatsoever to the Borrower for any failure to do so and (ii) the Borrower shall fully retain the obligation hereunder and under the other Loan Documents to make all payments hereunder and thereunder when due.”

§5.  Amendment to Section 5.24 of the Credit Agreement. Section 5.24 of the Credit Agreement is hereby by deleting Section 5.24 in its entirety and restating it as follows:

5.24.       OFAC.

(i) Neither the Borrower nor any of the Borrower’s Subsidiaries or any director, officer, employee, agent or affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are (x) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (y) located, organized or resident of a country or territory that is, or whose government is, the subject of Sanctions; (ii) the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with Anti- Corruption Laws and applicable Sanctions, and (iii) the Borrower and its officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

§6.  Amendment to Section 6.05 to the Credit Agreement. Section 6.05 of the Credit Agreement is hereby amended by inserting immediately after the end of Section 6.05(d) the following new subparagraph:

(e)           Maintain in effect and enforce policies designed to ensure compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

§7.  Amendment to Section 7.14 of the Credit Agreement. Section 7.14 of the Credit Agreement is hereby by deleting Section 7.14 in its entirety and restating it as follows:

7.14.       OFAC Covenant.

The Borrower will not, directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

§8.  Additional Amendments to the Credit Agreement. The Credit Agreement is hereby further amended by (a) deleting each reference to “Overnight LIBOR Loan” and “Overnight LIBOR Rate Loan” which appears in the Credit Agreement and substituting in place thereof the words “Overnight Loan”; (b) deleting each reference to “Overnight LIBOR Loans” and “Overnight LIBOR Rate Loans” which appears in the Credit Agreement and substituting in place thereof the words “Overnight Loans”; (c) deleting each reference to “Overnight LIBOR Loan Sublimit” which appears in the Credit Agreement and substituting in place thereof the words “Overnight Loan Sublimit”; and (d) deleting each reference to “Overnight LIBOR Rate” which appears in the Credit Agreement and substituting in place thereof the words “Overnight Rate”.

§9.  Conditions to Effectiveness. This Third Amendment will become effective as of the date hereof upon receipt by the Administrative Agent of the following:

(a)           fully-executed original counterparts of this Third Amendment executed by the Borrower, the Lenders and the Administrative Agent;

(b)           the receipt by the Administrative Agent of signed certificate from a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent and dated the date hereof certifying (i) as to the incumbency of, and bearing manual specimen signatures of, the Responsible Officers of the Borrower or other authorized persons who are authorized to execute and take actions under this Third Amendment and the Loan Documents for the Borrower (or a certification from such Responsible Officer that the Responsible Officers and other persons who were identified in the certificate dated July 21, 2014 and delivered to the Administrative Agent pursuant to Section 8(d) of the Second Amendment to Credit Agreement dated July 21, 2014 (the “Second Amendment Certificate”), as supplemented by that certain Delegation Certificate dated March 25, 2015 and delivered to the Administrative Agent remain authorized to execute and take actions under this Third Amendment and the Loan Documents), (ii) and attaching the

Organizations Documents of the Borrower (or a certification from such Responsible Officer that no changes to the Organizational Documents have been made to any such documents since such documents were delivered to the Administrative Agent and attached to the Second Amendment Certificate), (iii) and attaching the Custody Agreement of the Borrower (or a certification from such Responsible Officer that no changes to the Custody Agreement has been made to the Custody Agreement delivered to the Administrative Agent and attached to the certificate dated July 23, 2012 and delivered to the Administrative Agent pursuant to Section 4.01(i) of the Credit Agreement), (iv) to and attaching a copy of the resolutions of the board of trustees of the Borrower approving and adopting this Third Amendment and the documents being delivered in connection herewith to which the Borrower is a party and authorizing execution and delivery thereof, certified by a Responsible Officer of the Borrower to be true and correct and in force and effect as of the date hereof, and (v) that, before and after giving effect to the transactions contemplated hereby, (1) the representations and warranties made by the Borrower herein, in the Credit Agreement and each of the other Loan Documents are true and correct on and as of the date hereof, and with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and (2) no Default or Event of Default has occurred and is continuing;

(c)           a certificate of good standing and legal existence for the Borrower issued as of a recent date from the Secretary of State of the Commonwealth of Massachusetts;

(d)           a legal opinion dated as of the date hereof, of in-house to the Borrower, in form and substance reasonably satisfactory to the Lender; and

(e)           payment of any fees and expenses required to be paid in connection with the Loan Documents.

§10.  Representations and Warranties. The Borrower repeats, on and as of the date hereof, each of the representations and warranties made by it in Section 5 of the Credit Agreement, provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower of this Third Amendment and the performance by the Borrower of all of its agreements and obligations under the Credit Agreement as amended hereby and the other Loan Documents to which it is a party are within the trust authority of the Borrower and have been duly authorized by all necessary trust action on the part of the Borrower.

§11.  Ratification, Etc. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Agreement and the other Loan Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Third Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby. This Third Amendment shall constitute a Loan Document.

§12.  No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any obligation of the Borrower or any rights of the Lenders or the Administrative Agent consequent thereon.

§13.  Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§14.  Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as a document under seal as of the date first above written.

BORROWER:	VOYA PRIME RATE TRUST (f/k/a ING Prime Rate Trust), a Massachusetts business trust

	By:	/s/ Elliot A. Rosen
Name: Elliot A. Rosen
Title: Senior Vice President

ADMINISTRATIVE AGENT:	STATE STREET BANK AND TRUST COMPANY,
as Administrative Agent

	By:	/s/ Paul J. Koobatian
Name: Paul J. Koobatian
Title: Vice President

LENDERS:	STATE STREET BANK AND TRUST COMPANY, as a Lender

	By:	/s/ Paul J. Koobatian
Name: Paul J. Koobatian
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Eli Mou
Name: Eli Mou
Title: Director & Execution Head